Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON — January 29, 2008 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock, payable on March 28, 2008 to shareholders of record at the close of business on March 18, 2008. This represents a 17% increase over the previous quarterly dividend amount of $0.06 per share.
Commenting on today’s announcement, William Sechrest, Lead Director of the Company’s Board of Directors stated, “This corporate action coupled with management’s active and ongoing execution of the Board’s existing $100 million share repurchase authorization is based on a philosophy of returning excess cash to shareholders in a balanced manner that supports a strong and flexible capital structure as management pursues current and future growth initiatives and opportunities.”
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,277 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, and MW Tux stores.
For additional information, please visit the company’s website at www.tmw.com.

CONTACT:	Neill Davis, Men’s Wearhouse (281) 776-7000
Ken Dennard, DRG&E (713) 529-6600
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